Exhibit 99.1

MURPHY OIL CORPORATION ANNOUNCES SHARE REPURCHASE PROGRAM, DIVIDEND INCREASE AND ELECTION OF NEW DIRECTOR

EL DORADO, Arkansas, August 6, 2014 – Murphy Oil Corporation (NYSE: MUR) EL DORADO, Arkansas, August 6, 2014—Murphy Oil Corporation (NYSE:MUR) (“the Company”) announced that its Board of Directors has approved a share buyback program of up to $500 million of the Company’s shares of common stock over the next year. Murphy may utilize a number of different methods to effect the repurchases, including but not limited to, open market purchases, accelerated share repurchases and negotiated block purchases, and some of the repurchases may be effected through Rule 10b5-1 plans. The timing and amount of repurchases will depend upon several factors, including market, financing and business conditions, and the repurchases may be discontinued at any time.

In other business, the Board of Directors of Murphy Oil Corporation today declared a quarterly cash dividend on the Common Stock of Murphy Oil Corporation of $0.35 per share, or $1.40 per share on an annualized basis. The previous annualized dividend level was $1.25 per share. The dividend is payable September 2, 2014 to holders of record August 18, 2014.

In commenting on the 12% dividend increase, Roger W. Jenkins, President and Chief Executive Officer, said, “We are pleased to announce that we will increase the annual dividend by 15¢ per share. The Company is well positioned with strong production growth and cash flow, and a continuing ability to fund our ongoing developments, while increasing our dividend payout to our shareholders.”

The Board of Directors also announced today that Lawrence R. Dickerson has been elected to the Company’s Board of Directors effective August 6, 2014. Mr. Dickerson currently serves as a Director on the board of Oil States International Inc., an oilfield services company. Prior to his retirement from Diamond Offshore Drilling, Inc. (“Diamond Offshore”) in March 2014, he served as the President and a Director of Diamond Offshore from March 1998 and as Chief Executive Officer from May 2008 until March 2014. He joined Diamond Offshore in 1979 and held a variety of senior executive positions with the company, including Chief Financial Officer and Chief Operating Officer prior to being named President in March 1998.

Mr. Dickerson served as the Chairman of International Association of Drilling Contractors in 2003. He also served on the United States Commission on Ocean Policy from 2001 to 2004 and has been involved in various industry and governmental organizations. Mr. Dickerson served as Chairman of the National Ocean Industries Association and as a Director of Global Industries Ltd. Mr. Dickerson holds a Bachelor of Business Administration degree from the University of Texas and is a Certified Public Accountant in the state of Texas.

Claiborne P. Deming, Chairman of the Board of Murphy commented, “We are fortunate to add Larry to our Board with his depth of professional experience, especially in the global offshore arena and we look forward to his contributions to our business.”

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause one or more of the events forecasted in this press release not to occur include, but are not limited to, a deterioration in the business or prospects of Murphy, adverse developments in Murphy’s markets, or adverse developments in the U.S. or global capital markets, credit markets or economies generally. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, political and regulatory instability, uncontrollable natural hazards and a failure to execute a sale of the U.K. downstream operations on acceptable terms. For further discussion of risk factors, see both Murphy’s 2013 Annual Report on Form 10-K and Form 10-Q for the quarterly period ended June 30, 2014 on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

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